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                                  Exhibit 99.1

PRESS RELEASE

    CARSUNLIMITED.COM, INC. (OTCBB:CAUL.OB) ANNOUNCES SIGNING OF PRELIMINARY
      LETTER OF INTENT TO ACQUIRE SEA CHANGE GROUP, LLC, A PRIVATELY HELD
                       NEW YORK LIMITED LIABILITY COMPANY

New York, NY, January 18, 2005 - Carsunlimited.Com, Inc. (Cars, OTCBB:CAUL.OB) today announced that it had entered into a preliminary letter of intent to acquire Sea Change Group, LLC ("SCG"), a privately held New York State limited liability company. The letter of intent contemplates the acquisition occurring pursuant to a merger or share exchange transaction in which SCG would become a wholly-owned subsidiary of Cars. The transaction is subject to the negotiation and execution of a definitive agreement, satisfactory due diligence review by both parties, approval of Members of SCG, financing contingencies and completion of other conditions precedent as are customary to agreements of this nature. No assurance can be given that the transaction will be completed.

SCG, which conducts business under the name Versadial(TM), was established to capitalize on the commercial opportunities for innovation in packaging and dispensing within the consumer products industries. SCG holds the license for a multi-chambered variable dispensing system for all category uses, throughout the world. The patented system utilizes multiple volumetric pumps, controlled by a rotating head and disc system, providing the dispensing of precise fixed or variable ratios of distinct and separate fluids. The Versadial(TM) custom blending dual dispensing head provides consumer packaged goods manufacturers with a new and innovative dispensing technique permitting precision measured blending by the consumer of lotions, creams and liquids.

FORWARD-LOOKING STATEMENTS

All statements other than statements of historical fact included in this release, including without limitation, statements regarding the marketability of the products discussed, financial position and business strategy of Cars and plans and objectives of management for future operations, are forward-looking statements. When used in this release, words such as "anticipate", "believe", "estimate", "expect", "intend", "will", "could", "may", and similar expressions, identify forward-looking statements. Such forward-looking statements are based on the beliefs of, as well as assumptions made by and information currently available to, Cars' management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to, competitive factors, pricing pressures, capacity and supply constraints; market acceptance of new products and services; risks associated with the entry into new markets; and delays in product delivery. Such statements reflect management's views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to operations, and results of operations. Readers are cautioned not to place undue reliance on these forward-looking statements. Cars does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect future events or circumstances or to reflect the occurrence of unanticipated events.

Contact:
DAVID A LOEWENSTEIN
STRATEGIC CORPORATE INITIATIVES LTD
STRATEGICCORP@AOL.COM
516 676 3366